Exhibit 5.1

FLG Flangas Law Group

Writer’s email: kps@fdlawlv.com

July 22, 2026

Board of Directors

China Pharma Holdings, Inc.

Second Floor, No. 17, Jinpan Road

Haikou, Hainan Province, China 570216

Re:	China Pharma Holdings, Inc.
Registered Direct Oﬀering

Ladies and Gentlemen:

We have acted as special Nevada counsel to China Pharma Holdings, Inc., a Nevada corporation, (the “Company”), in connection with the issuance of up to 2,500,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) The Shares are being issued in a registered direct oﬀering and are being registered pursuant to a registration statement on Form S-3 (File No. 333-276481) (the “Registration Statement”) filed on January 12, 2024 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on February 14, 2024, a prospectus included in the Registration Statement at the time it originally became effective (the “Prospectus”). The Shares are being issued pursuant to a securities purchase agreement, dated July 22, 2026, by and between the Company and the purchasers named on the signature pages therein (the “Purchase Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

July 22, 2026

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Securities are issued.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	The Shares, when sold and issued against payment therefor in accordance with the terms of the Purchase Agreement and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

DRAFT

FLANGAS LAW GROUP